Exhibit 99.3

STATEMENT OF CHIEF EXECUTIVE OFFICER UNDER 18 U.S.C. § 1350

In connection with the filing of the Quarterly Report of Central Illinois Light Company on Form 10-Q for the period ending September 30, 2002 (the Report), I, Leonard M. Lee, the chief executive officer of Central Illinois Light Company, certify pursuant to section 1350 of chapter 63 of title 18 of the United States Code that:

(i)            the Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, and

(ii)           the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Central Illinois Light Company.

/s/ Leonard M. Lee
Chief Executive Officer
Date: November 8, 2002